Exhibit 10.1

AGREEMENT OF SHARE PURCHASE AND

SALE OF ASSETS

This AGREEMENT OF SHARE PURCHASE AND SALE OF ASSETS (this “Agreement”) dated as of April 13, 2014, is entered into by and among Dixie Foods International, Inc., a Florida corporation (“Dixie”), KCI Investments, LLC, a Nevada limited liability company (“KCI”), Robert E. Jordan, an individual (the “Indemnifying Shareholder”), and certain shareholders of Dixie as set forth on the signature pages hereto (the “Sellers”), and Joel Bernstein who is serving as the escrow agent as provided in Exhibit G herein (the “Escrow Agent”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”  This Agreement provides for Dixie to acquire substantially all of the assets of KCI, subject to the liabilities assumed in this Agreement by Dixie and no other liabilities, and the concurrent purchase by KCI of certain of Dixie’s outstanding common stock held by the Sellers.  All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Schedule of Definitions attached hereto as Exhibit A.

BACKGROUND

A.        Dixie desires to acquire (the “Acquisition”), on the terms and subject to the conditions reflected below, the business of KCI insofar as the same is conducted through the use of the Acquired Assets (as defined below) in exchange for 34,508,975 shares (subject to adjustment as provided in Section 1.02 herein) of newly issued common stock of Dixie, $0.001 par value per share (“Dixie Common Stock”).  The aggregate number of shares of Dixie Common Stock to be issued to KCI as consideration for the sale of the Acquired Assets (the “Consideration”) is referred to herein as the “Dixie Shares.”

B.        The Sellers are the record and beneficial owners of the restricted shares of Dixie Common Stock set forth in Exhibit G hereto (collectively, the “Sellers’ Shares”).

C.        Concurrently with the Acquisition, the Sellers desire to sell to KCI, and KCI desires to purchase from the Sellers, an aggregate of up to 6,305,401 shares of the Sellers’ Shares as set forth opposite their names on Exhibit F attached hereto (the “Purchased Shares”), subject to adjustment as provided in Section 1.02 below (the “Share Purchase”).

D.        The members and managers of KCI and the board of directors of Dixie have determined that it is desirable and in the best interest of its members and shareholders, respectively, to effectuate the Acquisition and the Share Purchase.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties agree as follows:

ARTICLE I

The Transactions

Section 1.01                The Acquisition.

(a)       The Acquisition.  On the Closing Date (as defined in Section 1.03 below), subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, KCI shall sell, transfer, convey, and assign to Dixie, by instruments satisfactory in form and substance to Dixie and its counsel, and subject to the Assumed Liabilities, and only those Liabilities and no others, in exchange for the Consideration.  KCI represents that the assets included on Exhibit B hereto are all the assets reasonably necessary for the conduct of the Acquired Business in the ordinary course in the same manner as that in which such business has been conducted in the immediate past, including, without limitation, all Proprietary Rights of KCI so used in the ordinary conduct of the Business and all contract, warranty, and other intangible rights relating to or arising out of such Business.  Neither Dixie nor any of its Affiliates is assuming, becoming liable for, agreeing to discharge or in any manner becoming in any way responsible for any of the Liabilities of KCI other than those expressly identified on Exhibit D and accepted by Dixie in this Section 1.01.

(b)       Manner of Payment.  Payment of the Consideration by Dixie shall be made by the issuance of the Dixie Shares to KCI or its nominee.  To the extent that KCI raises capital by issuing equity from the date hereof prior to the Closing Date, KCI and Dixie agree that any resulting dilution to KCI and/or its members shall be shared pro rata among KCI and the Dixie shareholders, notwithstanding anything contained herein to the contrary.

(c)        Acquired Assets.  The Acquired Assets shall consist of all of the assets of KCI for the Business at the Closing, including, without limitation, the following:

(i)        Fixtures and Equipment.  All of KCI’s furniture, fixtures, machinery, equipment, apparatus, supplies and all other tangible personal property of every kind and description insofar as any of the foregoing is used in or relates to the Business.

(ii)       Licenses and Permits.  All right, title and interest of KCI in, to and under all Licenses, permits, authorizations and other rights of every kind and character relating to the Business under any federal, state, or local statute, ordinance or regulation.

(iii)      Intangible Assets.  All right, title and interest of KCI in, to and under all trademarks, pending trademark applications, technology, know-how, data, domain registrations, copyrights, tradenames, servicemarks, licenses, patents, patents pending, covenants by others not to compete, rights and privileges used in the Business and the goodwill associated with the Business in connection with which the marks are used.

(iv)      Goodwill.  The goodwill and going concern value of KCI’s interest in the Business.

(v)        Inventories.  All of KCI’s inventories insofar as they relate to the Business, including, without limitation, all products and goods held for resale in connection with the Business.

(vi)       Accounts.  All accounts receivable of the Business in respect of goods sold or leased or services rendered and all other rights of KCI to payments in connection with the Business, including without limitation those which are not evidenced by instruments or invoices, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account; together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of KCI with respect to any of the foregoing.

(vii)     Books and Records.  All of KCI’s books and records used by KCI in the Business.

(viii)     Name.  The names “KCI” and “Capriotti’s” and variations thereupon.

(ix)       Prepaid Expenses, Cash, Insurance.  All prepaid expenses and deposits relating to the Acquired Assets and all cash of KCI to the extent set forth on the Closing Balance Sheet, and all rights and benefits provided under all insurance policies.

(x)        Taxes.  As of the Closing, or as promptly as practicable following the Closing, but in no event later than 30 days subsequent to the Closing, the personal property taxes, any other ad valorem taxes, local business or other license fee or taxes, merchants association dues and other similar periodic charges, in each case relating to the Business or the Acquired Assets, shall be assumed by Dixie effective as of the Closing.

(xi)      All the rights and incidents of interest of KCI and its subsidiaries and affiliates in all the executory contracts, customer orders, supply agreements, leases, franchise agreements and other agreements and understandings relating to the Business.

(xii)     All other assets of KCI and its subsidiaries and affiliates used in the conduct of the Business and not specifically identified above.

Section 1.02                The Share Purchase.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Sellers shall sell the Purchased Shares to KCI, and KCI shall purchase the Purchased Shares from the Sellers, for the aggregate purchase price of $153,141 (the “Purchase Price”).  In the event that the total number of outstanding shares of Dixie Common Stock acquired by KCI pursuant to the Share Purchase is less than 6,305,401 shares, then (a) Dixie shall issue additional shares of Dixie Common Stock pursuant to Section 1.01(b)

of this Agreement such that the aggregate number of Dixie Shares issued pursuant to Section 1.01(b) and acquired pursuant to Section 1.02 of this Agreement shall equal to that number representing ninety-six percent (96%) of Dixie’s issued and outstanding capital stock; and (b) the Purchase Price shall be reduced pro rata on a share by share basis.

Section 1.03                Closing.  The concurrent closing (the “Closing”) of the Acquisition and the Share Purchase (the “Transactions”) shall take place commencing at 9:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the parties may mutually determine, which date shall be no later than 30 days from the execution of this Agreement and subject to a reasonable extension as mutually agreed upon by the Parties (the “Closing Date”).  Counsel for KCI and Dixie will work out the logistics of the Closing substantially in accordance with the terms herein.

Section 1.04               Sellers’ Representative.  The Sellers hereby irrevocably designate and appoint Robert E. Jordan, Esq. as their agent and attorney  in fact (“Sellers’ Representative”) with full power and authority to execute, deliver and receive on their behalf all notices, requests, certificates and other communications hereunder; to, fix and alter on their behalf the date, time and place of the Closing; to waive, amend or modify any provisions of this Agreement and to take such other action on their behalf in connection with this Agreement, the Closing and the trans actions contemplated hereby the Sellers’ Representative deems appropriate.

ARTICLE II

Representations and Warranties of KCI to Dixie

KCI represents and warrants to Dixie as of the date hereof and as of the Closing Date that, except as set forth on Schedule 1 attached hereto (the “KCI Disclosure Letter to Dixie”):

Section 2.01                Organization, Standing and Power.  KCI is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on KCI, a material adverse effect on the ability of KCI to perform its obligations under this Agreement or on the ability of KCI to consummate the Transactions (a “KCI Material Adverse Effect”).  KCI is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a KCI Material Adverse Effect.  KCI has delivered to Dixie true and complete copies of organizational documents, each as amended to the date of this Agreement (the “KCI Constituent Instruments”).

Section 2.02                No Subsidiaries.  Except as set forth on Section 2.02 the KCI Disclosure Letter to Dixie, KCI does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 2.03               Capital Structure.  As of December 31, 2013, 84,630,930 limited liability company interests of KCI are issued and outstanding.  Except as set forth above and as set forth on Section 2.03 the KCI Disclosure Letter to Dixie, no equity interests of KCI are issued, reserved for issuance, or outstanding.  The additional issuance of equity interests of KCI as set forth on Section 2.03 of the KCI Disclosure Letter to Dixie will not result in the issuance of additional shares of Dixie capital stock.  All outstanding interests of KCI are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right or any Contract (as defined in Section 2.05 below) to which such company is a party or otherwise bound.  Except as set forth on Section 2.03 of the KCI Disclosure Letter to Dixie, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which KCI is a party or by which any of them is bound (i) obligating KCI to issue, deliver or sell, or cause to be issued, delivered or sold, additional interests, or any security convertible or exercisable for or exchangeable into interests of KCI, (ii) obligating KCI to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the interests of KCI.  Except as set forth on Section 2.03 of the KCI Disclosure Letter to Dixie, as of the date of this Agreement, there are not any outstanding contractual obligations of KCI to repurchase, redeem or otherwise acquire any interests of KCI.

Section 2.04               Authority; Execution and Delivery; Enforceability.  KCI has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by KCI of this Agreement and the consummation by KCI of the Transactions have been duly authorized and approved by the managers and members of KCI and no other corporate proceedings on the part of KCI are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against KCI in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

Section 2.05                No Conflicts; Consents.

(a)        Except as set forth on Section 2.05 of the KCI Disclosure Letter to Dixie, the execution and delivery by KCI of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of KCI under, any provision of (i) the KCI Constituent Instruments, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (“Contract”) to which KCI is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2.05(b), any material judgment, order or decree (“Judgment”) or material Law (as defined in Section 5.02) applicable to KCI or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a KCI Material Adverse Effect.

(b)        Except for required filings with the Securities and Exchange Commission (the “SEC”) and “Blue Sky” filings, if any, with state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to KCI in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 2.06                Taxes.

(a)        KCI has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a KCI Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a KCI Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of KCI know of no basis for any such claim.

(b)       The KCI Financial Statements reflect an adequate reserve for all Taxes payable by KCI (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against KCI, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a KCI Material Adverse Effect.

Section 2.07               Benefit Plans.  KCI does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or manager of KCI (collectively, “KCI Benefit Plans”).  As of the date of this Agreement there are not any severance or termination agreements or arrangements between KCI and any current or former employee, officer or manager of KCI, nor does KCI have any general severance plan or policy.

Section 2.08                Litigation.  There is no claim, action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting KCI or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a KCI Material Adverse Effect.  Neither KCI nor, to KCI’s knowledge, any officer or manager thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 2.09               Compliance with Applicable Laws.  KCI is in compliance with all applicable Laws, including those relating to occupational, health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a KCI Material Adverse Effect.  KCI has not received any written communication during the past two years from a Governmental Entity that alleges that KCI is not in compliance in any material respect with any applicable Law.

Section 2.10               Brokers.  Except as set forth on Section 2.10 of the KCI Disclosure Letter to Dixie, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of KCI.

Section 2.11                Contracts.  KCI is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under by KCI) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a KCI Material Adverse Effect.

Section 2.12                Title to Properties.  Except as set forth on Section 2.12 of the KCI Disclosure Letter to Dixie, KCI has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a KCI Material Adverse Effect; and, to KCI’s knowledge, all leases pursuant to which KCI leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of KCI, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which KCI has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a KCI Material Adverse Effect.

Section 2.13                Intellectual Property.  KCI owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of KCI taken as a whole.  There are no claims pending or, to the knowledge of KCI, threatened that KCI is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the actual knowledge of the officers and managers of KCI, no person is infringing the rights of KCI with respect to any Intellectual Property Right.

Section 2.14               Labor Matters.  There are no collective bargaining or other labor union agreements to which KCI is a party or by which any of them is bound.  No material labor dispute exists or, to the knowledge of KCI, is imminent with respect to any of the employees of KCI.

Section 2.15                Undisclosed Liabilities; Absence of Changes.

(a)       KCI has previously provided to Dixie its unaudited consolidated balance sheet of KCI as of December 31, 2013, and the related unaudited consolidated statement of operations, statement of LLC members’ equity and non-controlling interest, and statement of cash flows of KCI for the period beginning January 1, 2013 and ended on December 31, 2013, including all notes thereto.  All of the financial statements referred to in this Article V are hereinafter collectively referred to as the “KCI Financial Statements.”  Except as otherwise noted therein, the KCI Financial Statements, together with the notes thereto (if any) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, except that the unaudited KCI Financial Statements may not contain all footnotes required by GAAP.  The KCI Financial Statements, together with the notes thereto (if any) fairly present in all material respects the consolidated financial condition, results of operations and cash flow of KCI as of the dates and for the periods indicated therein.

(b)       Except as and to the extent disclosed in the KCI Disclosure Letter to Dixie, KCI has not had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of KCI (including the notes thereto) or which would have a KCI Material Adverse Effect.  Except as disclosed in the KCI Disclosure Letter to Dixie, KCI has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to KCI having or which could reasonably be expected to have, a KCI Material Adverse Effect.  Except as and to the extent disclosed in the KCI Disclosure Letter to Dixie there has not been (i) any material change by KCI in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by KCI of any of its assets having a KCI Material Adverse Effect, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 2.05 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.16               Insurance.  KCI is insured by insurers of recognized financial responsibility against such losses and risks in accordance with any applicable laws under their respective jurisdictions of organization and in such amounts as are customary in the business in which KCI is engaged and in the geographic areas where it engages in such business.  KCI has not received any written notice that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for KCI’s line of business.

Section 2.17               Transactions With Affiliates and Employees.  Except as and to the extent disclosed by KCI, none of the members, officers or managers of KCI, or any affiliate of any such person, and, to the knowledge of the members, officers and managers of KCI, none of the employees of KCI is presently a party to any transaction with KCI (other than for services as employees, officers and managers), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any shareholder officer, director, manager or such employee or, to the knowledge of the members, officers and managers of KCI, any entity in which any member, officer, manager or any such employee has a substantial interest or is a member, officer, manager, trustee or partner.

Section 2.18               Internal Accounting Controls.  KCI maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.19               Investment Company.  KCI is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.20                Disclosure.  KCI’s representations and warranties set forth in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 2.21                Compliance with Anti-Corruption Laws.  Neither KCI nor, to KCI’s knowledge, any manager, officer, agent, employee or other person acting on behalf of KCI has, in the course of its actions for, or on behalf of, KCI (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of applicable laws of the United States; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 2.22                Material Contracts.

(a)       The KCI Disclosure Letter to Dixie sets forth true, correct and complete copies of all Contracts to which KCI is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of KCI taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of KCI taken as a whole, all:  (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which KCI is a party involving employees of KCI); (ii) franchising, licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise; (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing.  KCI is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b)       Each of the Contracts is valid and enforceable in accordance with its terms, and there is no default under any Contract so listed either by KCI or, to the knowledge of KCI, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by KCI or, to the knowledge of KCI, any other party, in any such case in which such default or event could reasonably be expected to have a KCI Material Adverse Effect.

(c)       No party to any KCI Contract has given notice to KCI of or made a claim against KCI with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a KCI Material Adverse Effect.

Section 2.23                No Finder’s Fee.  Except as set forth on Section 2.23 of the KCI Disclosure Letter to Dixie, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of KCI.

Section 2.24                Purchase Entirely for Own Account.  The Dixie Shares proposed to be acquired by KCI hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and KCI has no present intention of selling or otherwise distributing the Dixie Shares, except in compliance with applicable securities laws.

Section 2.25                Experience of KCI.  KCI, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Dixie Shares, and has so evaluated the merits and risks of such investment.  KCI is able to bear the economic risk of an investment in the Dixie Shares and, at the present time, is able to afford a complete loss of such investment.

Section 2.26               Access to Information.  KCI acknowledges that it has received and had the opportunity to review (i) the Dixie SEC Documents (as defined in Section 3.06(a)), and (ii) this Agreement and all exhibits hereto including the Dixie Disclosure Letter (as defined in the preamble to Article III).  KCI further acknowledges that it or its representatives have been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Dixie concerning the terms and conditions of the Acquisition contemplated by this Agreement and the offering of the Dixie Shares, the merits and risks of investing in the Dixie Shares, (b) access to information about Dixie and Dixie’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the Acquisition contemplated by this Agreement and its investment in the Dixie Shares, and (c) the opportunity to obtain such additional information which Dixie possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained herein or otherwise provided to KCI.

Section 2.27                Restricted Securities.  KCI understands that the Dixie Shares are characterized as “restricted securities” under the Securities Act (as defined in Section 4.03(a)) inasmuch as the Dixie Shares are being offered in a transaction not involving a public offering.  KCI further acknowledges that the Dixie Shares may not be resold, distributed or transferred without registration under the Securities Act or the existence of an exemption therefrom.  KCI represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 2.28                Legends.  It is understood that the Dixie Shares will bear the following legend or one that is substantially similar to the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

Section 2.29                Conduct of Business of KCI after the Closing.  After the Closing herein KCI shall conduct no further business or operations whether similar to the Business or otherwise.

ARTICLE III

Representations and Warranties of Dixie

Dixie represents and warrants to KCI that, except as set forth in the Dixie SEC Documents or in Schedule 2 attached hereto (the “Dixie Disclosure Letter”):

Section 3.01              Organization, Standing and Power.  Dixie is duly incorporated, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Dixie, a material adverse effect on the ability of Dixie to perform its obligations under this Agreement or on the ability of Dixie to consummate the Transactions (a “Dixie Material Adverse Effect”).  Dixie is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Dixie Material Adverse Effect.  Dixie has delivered to KCI true and complete copies of the articles of incorporation of Dixie, as amended to the date of this Agreement (the “Dixie Charter”), the bylaws of Dixie, as amended to the date of this Agreement (the “Dixie Bylaws”), and the comparable charter, organizational documents and other constituent instruments of its wholly owned subsidiary (the “Dixie Subsidiary”), in each case as amended through the date of this Agreement.

Section 3.02             Subsidiaries; Equity Interests.  The Dixie Disclosure Letter lists the Dixie Subsidiary and its jurisdiction of organization.  Except for its interests in Dixie Sauce Co., Inc., Dixie does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 3.03              Capital Structure.  The authorized capital stock of Dixie consists of 100,000,000 shares of Dixie Common Stock and 15,000,000 shares of the preferred stock of Dixie (“Dixie Preferred Stock”).  As of the date hereof, (i) 8,006,000 shares of Dixie Common Stock are issued and outstanding, (ii) no shares of Dixie Preferred Stock are issued and outstanding, and (iii) no shares of Dixie Common Stock or Dixie Preferred Stock are held by Dixie in its treasury.  Except as set forth above, no shares of capital stock or other voting securities of Dixie are issued, reserved for issuance or outstanding.  Dixie is the sole record and beneficial owner of all of the capital shares of Dixie Sauce Co., Inc.  All outstanding capital shares of Dixie and the Dixie Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right or any Contract to which such company is a party or otherwise bound.  There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Dixie or any of the Dixie Subsidiary is a party or by which any of them is bound (i) obligating Dixie or the Dixie Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares, or any security convertible or exercisable for or exchangeable into the capital shares of Dixie or the Dixie Subsidiary, (ii) obligating Dixie or the Dixie Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital shares of Dixie or of the Dixie Subsidiary.  As of the date of this Agreement, there are not any outstanding contractual obligations of Dixie to repurchase, redeem or otherwise acquire any shares of capital stock of Dixie.  At the Closing, Dixie shall deliver to KCI a certified stockholder list generated by its stock transfer agent which shall accurately reflect all of the issued and outstanding shares of Dixie Common Stock however held.

Section 3.04                Authority; Execution and Delivery; Enforceability.  The execution and delivery by Dixie of this Agreement and the consummation by Dixie of the Transactions have been duly authorized and approved by the board of directors of Dixie and no other corporate proceedings on the part of Dixie are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of Dixie, enforceable against Dixie in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

Section 3.05                No Conflicts; Consents.

(a)       The execution and delivery by Dixie of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Dixie or the Dixie Subsidiary under, any provision of (i) Dixie Charter, Dixie Bylaws or charter and organizational documents of the Dixie Subsidiary, (ii) any material Contract to which Dixie or the Dixie Subsidiary is a party or by which any of their respective properties or assets are bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material Judgment or material Law applicable to Dixie or the Dixie Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Dixie Material Adverse Effect.

(b)       No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Dixie or the Dixie Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the subsequent filing of a Schedule 14f-1 and such filings as are required to be made under applicable state securities laws.

Section 3.06                SEC Documents; Undisclosed Liabilities.

(a)       Dixie has filed all reports, schedules, forms, statements and other documents required to be filed by Dixie with the SEC since January 1, 2012, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “Dixie SEC Documents”).

(b)       As of its respective filing date, each Dixie SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Dixie SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading to the best of Dixie’s management’s knowledge and belief.  Except to the extent that information contained in any Dixie SEC Document has been revised or superseded by a later filed Dixie SEC Document, none of the Dixie SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading to the best of Dixie’s management’s knowledge and belief.  The consolidated financial statements of Dixie included in the Dixie SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Dixie as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments) to the best of Dixie’s management’s knowledge and belief.

(c)       Except as set forth in the Dixie SEC Documents, Dixie has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).  Dixie Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the parent) due after the date hereof.  As of the Closing hereof Dixie shall have total liabilities of Five Thousand Dollars ($5,000.00), or less and any liability exceeding this amount shall be paid off at or prior to the Closing and shall in no event remain liabilities of Dixie following the Closing.  Any such liabilities shall remain the liabilities of Dixie after the closing and shall not be deducted from the Purchase Price.  Dixie shall not issue any Dixie Common Stock in cancellation of any and all of such above-mentioned liabilities without KCI’s prior written consent.

Section 3.07                Information Supplied.  None of the information supplied or to be supplied by Dixie for inclusion or incorporation by reference in the Schedule 14f-1 regarding the change in majority of its directors will, at the date it is first mailed to Dixie’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.08                Absence of Certain Changes or Events.  Except as disclosed in the Dixie SEC Documents or the Dixie Disclosure Letter or otherwise provided for herein, from September 1, 2013, Dixie has conducted its business only in the ordinary course, and during such period there has not been:

(a)       any change in the assets, liabilities, financial condition or operating results of Dixie from that reflected in the Dixie SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Dixie Material Adverse Effect;

(b)       any damage, destruction or loss, whether or not covered by insurance, that would have a Dixie Material Adverse Effect;

(c)       any waiver or compromise by Dixie of a valuable right or of a material debt owed to it or any Dixie Subsidiary;

(d)       any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Dixie or any Dixie Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Dixie Material Adverse Effect;

(e)       any material change to a material Contract by which Dixie or any Dixie Subsidiary any of their respective assets are bound or subject;

(f)       any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)       any resignation or termination of employment of any officer of Dixie;

(h)       any mortgage, pledge, transfer of a security interest in, or lien, created by Dixie or any Dixie Subsidiary, with respect to any of their respective material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Dixie’s or any Dixie Subsidiary’s ownership or use of such property or assets;

(i)        any loans or guarantees made by Dixie or any Dixie Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)        any declaration, setting aside or payment or other distribution in respect of any of Dixie’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Dixie;

(k)       any alteration of Dixie’s method of accounting or the identity of its auditors;

(l)        any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Dixie stock option plans; or

(m)      any arrangement or commitment by Dixie or any Dixie Subsidiary to do any of the things described in this Section 3.08.

Section 3.09                Taxes.

(a)       Dixie has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Dixie Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Dixie Material Adverse Effect.

(b)       The most recent financial statements contained in the Dixie SEC Documents reflect an adequate reserve for all Taxes payable by Dixie (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against Dixie, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Dixie Material Adverse Effect.

(c)       There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Dixie.  Dixie is not bound by any agreement with respect to Taxes.

Section 3.10                Absence of Changes in Benefit Plans.  From September 1, 2013 to the date of this Agreement, Dixie has not had any  collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Dixie (collectively, “Dixie Benefit Plans”).  As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Dixie and any current or former employee, officer or director of Dixie, nor does Dixie have any general severance plan or policy.

Section 3.11                ERISA Compliance; Excess Parachute Payments.  Dixie does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Dixie Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Dixie.

Section 3.12               Litigation.  There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Dixie Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Dixie Material Adverse Effect.  Neither Dixie nor any Dixie

Subsidiary nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 3.13               Compliance with Applicable Laws.  Dixie and the Dixie Subsidiary are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Dixie Material Adverse Effect.  Dixie and the Dixie Subsidiary have not received any written communication during the past two years from a Governmental Entity that alleges that Dixie or the Dixie Subsidiary is not in compliance in any material respect with any applicable Law.  Dixie is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonable be expected to result in a Dixie Material Adverse Effect.  This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

Section 3.14               Contracts.  Except as disclosed in the Dixie SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Dixie or the Dixie Subsidiary taken as a whole.  Dixie and the Dixie Subsidiary are not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which each of them is a party or by which they or any of their respective properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Dixie Material Adverse Effect.

Section 3.15                Title to Properties.  Dixie and the Dixie Subsidiary have good title to, or valid leasehold interests in, all of their respective properties and assets used in the conduct of their businesses.  All such assets and properties, other than assets and properties in which Dixie or the Dixie Subsidiary has leasehold interests, are free and clear of all Liens other than those set forth in the Dixie Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Dixie to conduct business as currently conducted.  Dixie and the Dixie Subsidiary have complied in all material respects with the terms of all material leases to which each of them is a party and under which each of them is in occupancy, and all such leases are in full force and effect.

Section 3.16                Intellectual Property.  Dixie and the Dixie Subsidiary own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the respective businesses of Dixie and the Dixie Subsidiary taken as a whole.  No claims are pending or, to the knowledge of Dixie, threatened that Dixie or the Dixie Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of Dixie, no person is infringing the rights of Dixie or the Dixie Subsidiary with respect to any Intellectual Property Right.

Section 3.17               Labor Matters.  There are no collective bargaining or other labor union agreements to which Dixie or the Dixie Subsidiary is a party or by which each of them is bound.  No material labor dispute exists or, to the knowledge of Dixie, is imminent with respect to any of the employees of Dixie or the Dixie Subsidiary.

Section 3.18                Transactions With Affiliates and Employees.  Except as set forth in the Dixie SEC Documents, none of the shareholders, officers or directors of Dixie, or any affiliate of any such person, and, to the knowledge of Dixie, none of the employees of Dixie is presently a party to any transaction with Dixie (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any shareholder, officer, director or such employee or, to the knowledge of Dixie, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 3.19                Internal Accounting Controls.  Dixie maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Dixie has established disclosure controls and procedures for Dixie and designed such disclosure controls and procedures to ensure that material information relating to Dixie is made known to the officers by others within those entities.  Dixie’s officers have evaluated the effectiveness of Dixie’s controls and procedures.  Since January 1, 2013, there have been no significant changes in Dixie’s internal controls or, to Dixie’s knowledge, in other factors that could significantly affect Dixie’s internal controls.

Section 3.20                Application of Takeover Protections.  Dixie has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Dixie’s charter documents or the laws of its state of incorporation that is or could become applicable to KCI as a result of KCI and Dixie fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Dixie Shares and KCI’s ownership of the Dixie Shares.

Section 3.21                No Additional Agreements.  Dixie does not have any agreement or understanding with KCI with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

Section 3.22                Investment Company.  Dixie is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.23               Disclosure.  All disclosure provided to KCI regarding Dixie, its respective business and the transactions contemplated hereby, furnished by or on behalf of Dixie (including Dixie’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading to the best of Dixie’s management’s knowledge and belief.

Section 3.24                Certain Registration Matters.  Dixie has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Dixie registered with the SEC or any other governmental authority that have not been satisfied.

Section 3.25                Listing and Maintenance Requirements.  Dixie is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Dixie Common Stock on the trading market on which the Dixie Common Stock is currently listed or quoted.  The issuance and sale of the Dixie Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Dixie Common Stock is currently listed or quoted, and no approval of the stockholders of Dixie is required for Dixie to issue and deliver to KCI the Dixie Shares contemplated by this Agreement.

Section 3.26                No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Dixie, its subsidiary or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by Dixie under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Dixie of the Dixie Shares and which has not been publicly announced or disclosed in writing to KCI.

ARTICLE IV

Representations and Warranties of KCI to the Sellers

KCI represents and warrants to the Sellers that, except as set forth in Schedule 3 attached hereto (the “KCI Disclosure Letter to Sellers”):

Section 4.01               Power and Authority.  KCI has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.  No consent, approval or agreement of any individual or entity is required to be obtained by KCI in connection with the execution and performance by KCI of this Agreement or the execution and performance by KCI of any agreements, instruments or other obligations entered into in connection with this Agreement.

Section 4.02              Due Execution; Enforceability.  This Agreement has been duly executed and delivered by KCI.  This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of KCI enforceable against KCI in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

Section 4.03                Investment Representations.

(a)       KCI understands that the Purchased Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Purchased Shares as principal for its own account and not with a view to or for distributing or reselling such Purchased Shares or any part thereof. At the time KCI was offered the Purchased Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a)(3) under the Securities Act.

(b)       KCI, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, and has so evaluated the merits and risks of such investment.  KCI is able to bear the economic risk of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment.

(c)       KCI further acknowledges that it or its representatives have been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Sellers concerning the terms and conditions of the offer and sale of the Purchased Shares, the merits and risks of investing in the Purchased Shares.

(d)       KCI understands that the Purchased Shares have not been registered under the Securities Act, must be held indefinitely and may not be offered, resold, or otherwise transferred except (a) pursuant to an exemption from registration under the Securities Act or pursuant to an effective registration statement in compliance with Section 5 of the Securities Act and (b) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.  KCI acknowledges that a legend will be placed on the certificates representing the Purchased Shares in the following form or one substantially similar thereto:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL TO THE ISSUER.

ARTICLE V

Representations and Warranties of the Sellers

Each of the Sellers, severally and not jointly, hereby makes the following representations and warranties to KCI, which may be relied on by any subsequent purchasers of the Purchased Shares and their counsel:

Section 5.01                Title to Purchased Shares.  The Seller is the sole beneficial and record owner of the number of such shares set forth opposite such Seller’s name on the Signature Page of Sellers attached hereto, free and clear of any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind.

Section 5.02                Power and Authority.  The Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out such Seller’s obligations hereunder.  No consent, approval or agreement of any individual or entity is required to be obtained by the Seller in connection with the execution and performance by the Seller of this Agreement or the execution and performance by the Seller of any agreements, instruments or other obligations entered into in connection with this Agreement.  The execution and delivery of this Agreement by the Seller and his or her performance of his or her obligations hereunder will not violate any Laws applicable to such Seller and will not violate or breach any contractual obligations to which such Seller is a party.

Section 5.03                Due Execution; Enforceability.  This Agreement has been duly executed and delivered by the Seller.  This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

Section 5.04                Additional Representations.

(a)       There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Seller’s knowledge, threatened against such Seller or any of such Seller’s properties that might have a material adverse effect of Seller’s sale of the Purchased Shares to KCI.  There is no judgment, decree or order against the Seller that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(b)       There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending or, to the Seller’s knowledge, threatened against such Seller or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation that might have a material adverse effect of Seller’s sale of the Purchased Shares to KCI.  No bankruptcy, receivership or debtor relief proceedings are pending or, to the Seller’s knowledge, threatened against the Seller.

(c)       The Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal or state securities laws applicable to its ownership of the Sellers’ Shares and the Seller’s transfer and sale of the Purchased Shares under this Agreement.

(d)       The Seller is aware of Dixie’s business affairs and financial condition and has reached an informed and knowledgeable decision to sell the Purchased Shares.

(e)       Assuming the accuracy of KCI’s representations and warranties set forth in Article IV of this Agreement, the Seller’s transfer and sale of his or her portion of the Purchased Shares will be exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption from such requirements set forth in Section 4(1) of the Securities Act.

ARTICLE VI

Deliveries

Section 6.01                Deliveries of Dixie.

(a)       Concurrently herewith, Dixie is delivering:

(i)        to KCI, a copy of this Agreement executed by Dixie, the Sellers, the Indemnifying Shareholder and the Escrow Agent;

(ii)       to KCI, a certificate from Dixie, signed by its Secretary certifying that the attached copies of the Dixie Charter, Dixie Bylaws, charter and organizational documents of the Dixie Subsidiaries, copy of the stock certificates of all of the issued and outstanding capital stock of the Dixie Subsidiary issued to Dixie, and resolutions of the board of directors of Dixie approving the Agreement and the Transactions, are all true, complete and correct and remain in full force and effect; and

(iii)      to KCI, a certificate from the Indemnifying Shareholder certifying to certain matters regarding Dixie, including the issued capital shares of Dixie, in form and substance satisfactory to KCI.

(b)       At or prior to the Closing, Dixie shall deliver:

(i)        to KCI, letters of resignation from all officers and directors of Dixie effective upon the Closing and all directors of Dixie, except with respect to Robert E. Jordan, whose resignation from the board of directors shall be effective upon 10 days of the filing by Dixie of the Schedule 14f-1 regarding the change in the majority of its directors and Robert E. Jordan shall effective with the closing resign as Chairman of the Board;

(ii)       a certified list of the record holders of the Dixie Common Stock, as of the Closing Date and certified to by Dixie’s transfer agent, reflecting a total of 8,006,000 shares of Dixie Common Stock issued and outstanding; and

(iii)      to KCI a certificate from Dixie, signed by its Secretary, certifying that the stockholder list referred to in (ii) above attached is true and correct as of the Closing.

(c)       On the Closing Date, Dixie shall deliver:

(i)        to KCI, certificates representing the Dixie Shares to be issued to KCI;

(ii)       to KCI, an officer’s certificate, dated as of the Closing Date, certifying that the representations and covenants referred to in Section 7.01(a) are true and correct as of the Closing; and

(iii)       to KCI all necessary board resolutions to elect the directors and appoint the executive officers as discussed in Section 8.11.

Section 6.02                Deliveries of KCI.

(a)       Concurrently herewith, KCI is delivering to Dixie and the Sellers this Agreement executed by KCI.

(b)       On the Closing Date, KCI shall deliver:

(i)        to Dixie, a Bill of Sale and Assignment and Assumption Agreement for the Acquired Assets in substantially the form attached hereto as Exhibit C; and

(ii)       to the Escrow Agent, the Purchase Price, and the Escrow Agent shall hold the Purchase Price in trust for the Sellers and shall disburse the respective amounts to the Purchase Price to the Sellers.

Section 6.03                Deliveries of the Sellers.

(a)       Concurrently herewith, the Sellers are delivering to KCI this Agreement executed by the Sellers.

(b)       On the Closing Date, the Sellers shall deliver, or cause to be delivered:

(i)        to KCI, certificates for the Purchased Shares and the Remaining Shares (as defined in Section 8.01(a) below) shall be reissued to the Sellers. In the event certificates for the Purchased Shares and Remaining Shares are represented by only one certificate, such certificate shall be delivered to the Escrow Agent for prompt transmittal to the transfer agent for issuance and delivery of the Purchased Shares to KCI and the

Remaining Shares to the Sellers in accordance with the terms herein and such delivery to the Escrow Agent shall constitute satisfaction of the delivery of the Purchased Shares to KCI at the Closing.

ARTICLE VII

Conditions to Closing

Section 7.01               KCI Conditions Precedent.  The obligations of KCI to consummate the Transactions is subject, at the option of KCI, to the fulfillment by Dixie and the Sellers on or prior to the Closing Date of the following conditions any one or more which may be waived by KCI in writing:

(a)       Representations and Covenants of Dixie.  The representations and warranties of Dixie contained in this Agreement shall be true in all material respects on the date of this Agreement and as of the Closing Date.  All of the representations and warranties of Dixie contained in this Agreement that contain an express materiality qualification shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date.  Dixie shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Dixie on or prior to the Closing Date.  Dixie shall have delivered to KCI, an officer’s certificate, dated as of the Closing Date, to the foregoing effect.

(b)       Representations and Covenants of the Sellers.  The representations and warranties of the Sellers contained in this Agreement shall be true in all material respects on the date of this Agreement and as of the Closing Date.  All of the representations and warranties of the Sellers contained in this Agreement that contain an express materiality qualification shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date.  The Sellers shall have delivered to KCI a certificate, dated as of the Closing Date, to the foregoing effect.

(c)       Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have a Dixie Material Adverse Effect.

(d)       No Material Adverse Effect.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since January 1, 2014 which has had or is reasonably likely to cause a Dixie Material Adverse Effect.

(e)       Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization and the number of issued and outstanding shares of capital stock of Dixie shall be as set forth in Section 3.03 except that the number of issued and outstanding shares of common stock shall be increased by the number of shares issued to KCI in connection with the Acquisition as provided herein.

(f)        SEC Reports.  Dixie shall have filed all reports and other documents required to be filed by Dixie under the U.S. federal securities laws through the Closing Date or obtained an extension therefore.

(g)       OTCBB Quotation.  Dixie shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(h)       Deliveries.  The deliveries specified in Section 6.01 shall have been made by Dixie and the deliveries specified in Section 6.03 shall have been made by the Sellers.

(i)        No Suspensions of Trading in Dixie Common Stock; Listing.  Trading in the Dixie Common Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than a reasonable period solely to permit dissemination of material information regarding Dixie) at any time since the date of execution of this Agreement, and the Dixie Common Stock shall have been at all times since such date listed for trading on a trading market.

(j)        Satisfactory Completion of Due Diligence.  KCI will promptly complete its due diligence disclosure and investigation by April 5, 2014.  On or before such date KCI shall notify Dixie whether their investigation has been completed to the satisfaction of KCI.  If KCI does not so notify Dixie, it shall be deemed that the investigation was completed to the satisfaction of KCI.  If KCI shall notify Dixie that its due diligence was not satisfactory, this Agreement shall thereupon terminate and no party or person shall have any liability to any other party or person.

(k)       Resignations of Officers and Directors.  The officers and directors of Dixie in office immediately prior to the Closing shall have effective as of the Closing resigned, except with respect to Robert E. Jordan, whose resignation from the board of directors shall be effective upon 10 days of the filing by Dixie of the Schedule 14f-1 regarding the change in the majority of its directors.  KCI shall have received letters of resignation in form and substance satisfactory to KCI from such persons.

Section 7.02               Dixie and the Sellers Conditions Precedent

.  The obligations of Dixie and the Sellers to consummate the Transactions is subject, at the option of Dixie and the Sellers, to the fulfillment by KCI, on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Dixie and the Sellers in writing.

(a)        Representations and Covenants.  The representations and warranties of KCI contained in this Agreement shall be true in all material respects on the date of this Agreement and as of the Closing Date.  KCI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by KCI on or prior to the Closing Date.  KCI shall have delivered to Dixie, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b)       Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Dixie, a KCI Material Adverse Effect.

(c)       No Material Adverse Effect.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since January 1, 2014 which has had or is reasonably likely to cause a KCI Material Adverse Effect.

(d)       Deliveries.  The deliveries specified in Section 6.02 shall have been made by KCI.

(e)       KCI shall have provided Dixie with the name(s) of officer(s) to replace the Dixie officers who are resigning at closing which person(s) have agreed to serve as officers of Dixie

(f)       KCI shall have provided Dixie with the name of one person to be appointed as a director of Dixie as of the Closing, which person has agreed to serve as a director of Dixie and the names of other persons who will be appointed as directors of Dixie after compliance with Rule 14f-1 under the Exchange Act.  KCI shall have provided Dixie with the information required to prepare Rule 14f-1 information statement for such directors and officers.

ARTICLE VIII

Covenants

Section 8.01                Preparation of Schedule 14f-1; Blue Sky Laws.

(a)       As soon as possible following the Closing and in any event, within four business days thereafter, KCI and Dixie shall prepare and file with the SEC the Schedule 14f-1 in connection with the change in the majority of Dixie’s board of directors.  Dixie shall cause the Schedule 14f-1 to be mailed to Dixie’s stockholders as promptly as practicable thereafter.

(b)       Dixie shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Dixie Shares in connection with this Agreement.

Section 8.02                Right of First Refusal.

(a)       Each Seller hereby grants to KCI the right of first refusal, as set forth in this Section 8.02, to purchase such Seller’s portion of the Sellers’ Shares not purchased by KCI pursuant to this Agreement (the “Remaining Shares”) which such Seller may, from time to time, propose to sell and transfer after the Closing.  If the Seller proposes to sell or transfer any of such Seller’s Remaining Shares (the “Transfer”) then the Seller shall promptly give written notice (the

“Seller Notice”) to KCI at least two (2) business days prior to the closing of such Transfer which notice may be given by fax or email to the addresses specified herein.  The Seller Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of the Remaining Shares to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.  Seller Notice of a proposed market sale of shares need specify only the Seller’s broker/dealer for the proposed sale.  KCI shall then have the right, exercisable upon written notice to the Seller (the “Purchaser Notice”) which shall be provided to Seller at its fax or e-mail address specified in the Seller Notice) to be provided within two (2) business days after the receipt of the Seller Notice, to purchase the Remaining Shares subject to the Seller Notice and on the same terms and conditions as set forth therein.  If KCI shall elect to effect the purchase of the Remaining Shares, then KCI shall have three (3) business days from the delivery of the Purchaser Notice to consummate the transaction by providing payment of the purchase price, and at such time the Seller shall deliver to KCI the certificate(s) representing the Remaining Shares to be purchased by KCI, each certificate to be properly endorsed for transfer.  The provisions of this Section 8.02 shall terminate automatically upon the date that is the one-year anniversary of the Closing.  Additionally, in the event KCI does not elect to purchase the shares offered to it pursuant to this Section 8.02, then the Seller may sell the shares to the proposed transferee based on the terms described in the Seller Notice and upon such sale the provisions of this Section 8.02 shall terminate with respect to such Seller.

(b)       Each certificate representing the Remaining Shares, when reissued by Dixie’s transfer agent pursuant to Section 6.03(b)(i) above, shall be affixed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCK PURCHASE AGREEMENT PROVIDING FOR CERTAIN RIGHT OF FIRST REFUSAL BY AND BETWEEN THE SHAREHOLDER AND KCI INVESTMENTS, LLC.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.  THIS LEGEND SHALL BE OF NO FURTHER FORCE OR EFFECT AFTER [ONE YEAR FROM DATE OF CLOSING]”

(c)       The Sellers agree that Dixie may instruct Dixie’s transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 8.02(b) above to enforce the provisions of this Agreement.  Dixie shall promptly instruct its transfer agent to remove such legend and transfer restrictions upon termination of the right of first refusal provided in this Section 8.02, when requested by the Seller at KCI’s expense.  Dixie agrees to use its commercially reasonable efforts to instruct its transfer agent to remove any restrictive legend and transfer restrictions upon receipt of the request by holder of restricted shares of Dixie, provided that Dixie has received an opinion of counsel or other evidence reasonably satisfactory to Dixie and its counsel that such holder may sell, transfer or otherwise dispose of its Dixie shares without registration under the Securities Act of 1933.

(d)       Notwithstanding the foregoing, the Remaining Shares of a Seller whose Remaining Shares are no more than 12,000 shares shall not be subject to the Right of First Refusal set forth in Section 8.02(a) or contain the restrictive legend set forth in Section 8.02(b) above.

Section 8.03               Public Announcements.  Dixie and KCI will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law (including securities laws), court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 8.04               Fees and Expenses.  The Parties agree that KCI shall be responsible for any transfer agency fees of Dixie’s transfer agent (VStock Transfer) necessary to transfer the sale and transfer of the Purchased Shares hereunder and for the fees of the Escrow Agent for its services as the escrow agent hereunder which are strictly ministerial in function.  Except for the foregoing, each of the Parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.  Not withstanding the foregoing nothing said in any paragraph in this Agreement shall be deemed to make the $25,000,00 payment previously made to Dixie in consideration of the exclusivity granted KCI refundable for any reason.  If the time it takes KCI to perform its due diligence, causes the Dixie to have to file any additional documents with the SEC, including a new Q or K, all of the costs of producing such filings will be directly paid for by KCI upon demand by Dixie.

Section 8.05               Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 8.06               Exclusivity.  For the period starting on the date of the execution of this Agreement until the termination of this Agreement Dixie and KCI shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Dixie, or any assets of Dixie (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Dixie and KCI shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 8.07               Form 8-K and Press Release.  As soon as practicable following the execution hereof and in any event, within four business days thereafter, Dixie and shall prepare and file with the SEC the Form 8-K in connection with the Transactions and issue a press release concerning the execution of this Agreement.  In addition, Dixie shall issue a press release prior to 9:30 a.m. (New York Time) on the business day following the Closing Date, announcing the closing of the transaction.

Section 8.08                Furnishing of Information.  As long as KCI or any Member or Seller owns Dixie shares, Dixie covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Dixie after the date hereof pursuant to the Exchange Act even if Dixie is no longer required to file such reports.  As long as any Member or Seller owns shares of Dixie, if Dixie is not required to file reports pursuant to such laws, it will prepare and furnish to the Members and the other Dixie shareholders and make publicly available in accordance with Rule 144 promulgated by the SEC pursuant to the Securities Act, such information as is required for each Member to sell the Dixie Shares under Rule 144.  Dixie further covenants that it will take such further action as any holder of its common stock may reasonably request, all to the extent required from time to time to enable such person to sell any such shareholder’s shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 8.09                Access.  Each Party shall permit representatives of the other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

Section 8.10                Preservation of Business.  From the date of this Agreement until the Closing Date, each of KCI and Dixie shall operate only in the ordinary and usual course of business consistent with past practice (provided, however, Dixie shall not issue any securities without the prior written consent of KCI), and shall use reasonable commercial efforts to (a) preserve intact its respective business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its respective business, and (c) not permit any action or omission which would cause any of its respective representations or warranties contained herein to become inaccurate or any of its respective covenants to be breached in any material respect. Notwithstanding the foregoing, Dixie shall use its best efforts to dispose of its Dixie Sauce Company subsidiary simultaneously with the closing of the Acquisition.

Section 8.11                Directors and Officers.(1)  Dixie shall take all necessary corporate action to appoint Ken Antos as its President and Chief Executive Officer and Richard Groberg as its Chief Financial Officer effective as of the Closing and elect Ken Antos to its board of directors effective as of the Closing.  In addition, Dixie shall take all necessary action to elect such other persons to the to its board of directors effective upon 10 days of the filing by Dixie of the Schedule 14f-1 regarding the change in the majority of its directors as KCI designates prior to such date.  In furtherance thereof, Dixie shall secure resignations of all of its incumbent directors and officers effective as of the Closing, except with respect to Robert E. Jordan, whose resignation from the board of directors shall be effective as of 10 days from the filing and mailing of the Schedule 14f-1.

_______________________

(1)  KCI to provide list of officers and directors for post-acquisition pubco.

ARTICLE IX

Indemnification

Section 9.01                Survival of Representations and Warranties.  All representations and warranties of the parties in this Agreement shall survive the Closing until the two-year anniversary of the Closing Date (the “Survival Date”); provided, however, that (a) all representations and warranties relating to Taxes shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes; and (b) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 9.04 shall survive until final resolution of such claim.  The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any representative of any such party or by any such party’s knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

Section 9.02                Indemnification by the Indemnifying Shareholder and the Sellers.  Subject to the limitations set forth in this Article IX, the Indemnifying Shareholder shall indemnify, and hold harmless KCI and the Members from and against any loss, damage, injury, Liability, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature (collectively “Damages”), whether or not involving a third party claim, including attorneys’ fees, arising out of, relating to or resulting from any breach of a representation, warranty or covenant of Dixie contained in this Agreement but only if liability is proven.  Subject to the limitations set forth in this Article IX, the Sellers, severally and jointly, shall indemnify, defend and hold harmless KCI from and against any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature, whether or not involving a third party claim, including attorneys’ fees, arising out of, relating to or resulting from any breach of a representation, warranty or covenant of the Sellers contained in this Agreement but only if liability is proven.

Section 9.03                Indemnification by KCI.  Subject to the limitations set forth in this Article IX, KCI shall indemnify, defend and hold harmless the Sellers from and against any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature, whether or not involving a third party claim, including attorneys’ fees, arising out of, relating to or resulting from any acts taken by anyone that occur after the Closing, except for acts taken by Robert E. Jordan or that are otherwise attributable to him.

Section 9.04                Procedures for Indemnification.  Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any proceeding by a third-party with respect to any matter referred to in

Section 9.02 and 9.03, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.  A claim for indemnification for any matter not involving a third-party proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice and proof.

Section 9.05                Limitations on Indemnification.  Notwithstanding anything herein to the contrary, the Indemnifying Shareholder shall not be obligated to indemnify KCI or the Members under this Article IX:  (i) unless the aggregate of all Damages exceeds Twenty-Five Thousand Dollars ($25,000.00) (the “Basket”), in which case KCI and the Members shall be entitled to recover all Damages, including the amount equal to the Basket, (ii) to the extent that the aggregate of all Damages exceeds One Hundred Fifty-Three Thousand One Hundred Forty-One Dollars ($153,141) (the “Indemnifying Shareholder Indemnification Cap”), provided, however, that the Indemnifying Shareholder Indemnification Cap and the Basket shall not apply to the Indemnifying Shareholder indemnification obligation arising out of, relating to or resulting from fraud or intentional misrepresentation by Dixie or the Sellers.

ARTICLE X

Miscellaneous

Section 10.01              Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Dixie, to:

Robert E. Jordan, Esq.

11951 SE 57th Street

Morriston, FL  32668

With a copy to (which copy shall not constitute notice):

Joel Bernstein, Esq.

2666 Tigertail Ave, Suite 104

Miami, FL  33133

Facsimile:       786-513-8522

Email:              jberns@jberns.com

If to KCI, to:

Kenneth Antos

4033 South Dean Martin Drive

Las Vegas, Nevada  89105

Facsimile:       702-834-7105

With a copy to (which copy shall not constitute notice):

Greenberg Traurig, LLP

3161 Michelson Drive, Suite 1000

Irvine, CA  92612

Attention:       Raymond A. Lee, Esq.

Facsimile:       (949) 732-6501

Section 10.02             Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed by KCI, Dixie and the Sellers.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either the Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 10.03              Termination.

(a)       Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i)        The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)       Dixie may terminate this Agreement by giving written notice to KCI at any time prior to the Closing (A) in the event KCI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Dixie has notified KCI of the breach, and the breach has continued without cure for a period of five days after the notice of breach, or (B) if the Closing shall not have occurred on or before April 17, 2014, (unless the failure results primarily from Dixie itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)      KCI may terminate this Agreement by giving written notice to Dixie and the Sellers at any time prior to the Closing (A) in the event Dixie or the Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, KCI has notified Dixie and the Sellers of the breach, and the breach has continued without cure for a period of five days after the notice of breach or (B) if the Closing shall not have occurred on or before April 17, 2014, by reason of the failure of any condition precedent under Section 7.01 hereof (unless the failure results primarily from KCI itself breaching any representation, warranty, or covenant contained in this Agreement).

(iv)      KCI may terminate this Agreement by giving written notice Dixie at any time on or before April 6, 2014 because of information disclosed to KCI or discovered by KCI in connection with its due diligence investigation of Dixie or the Purchased Shares, in its sole and absolute discretion.

(b)       Effect of Termination.  If any Party terminates this Agreement pursuant to Section 10.03(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party to consummate its obligations hereunder or to complete the transactions contemplated by this Agreement, except for any liability of any Party then in breach.

Section 10.04              Replacement of Securities.  If any certificate or instrument evidencing any Dixie Shares or the Purchased Shares is mutilated, lost, stolen or destroyed, Dixie shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Dixie of such loss, theft or destruction and customary and reasonable indemnity agreement, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable transfer agent costs associated with the issuance of such replacement the Dixie Shares or the Purchased Shares but shall not be required to furnish an indemnity bond if such shares contained a restrictive legend and Dixie shall pay the cost of any indemnity bond required by the transfer agent.  If a replacement certificate or instrument evidencing any Dixie Shares or the Purchased Shares is requested due to a mutilation thereof, Dixie may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

Section 10.05              Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 10.06              Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

Section 10.07              Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 10.08             Entire Agreement.  This Agreement and all other agreements, exhibits, and schedules referred to in this Agreement constitute(s) the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the parties.  This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements.  No party has been induced to enter into this Agreement by, nor is any party relying on, any representation, understanding, agreement, commitment or warranty outside those expressly set forth in this Agreement.

Section 10.09             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any controversy or claim arising out or relating to this Agreement shall  be settled exclusively by arbitration by a single arbitrator in Levy County, Florida administered by the American Arbitration Association under its Commercial Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in  any court having jurisdiction thereof.

Section 10.10              Assignment.  To the fullest extent permitted by law, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[SIGNATURE PAGES FOLLOW]

The Parties hereto have executed and delivered this Agreement of Share Purchase and Sale of Assets as of the date first above written.

Dixie:

Dixie Foods International, Inc.

By:	/s/ Robert E. Jordan
Robert E. Jordan,
President and Chief Executive Officer

Indemnifying Shareholder:

/s/ Robert E. Jordan
Robert E. Jordan,
an individual

KCI:

KCI Investments, LLC

By:	/s/ Kenneth Antos
Kenneth Antos,
Chief Executive Officer

Escrow Agent:

Joel Bernstein

By:	/s/ Joel Bernstein
Joel Bernstein

[Signature Page of Sellers Follows]

The Parties hereto have executed and delivered this Agreement of Share Purchase and Sale of Assets as of the date first above written.

Sellers	Total Stock	KCI buys	Shareholder Retains

/s/ Joel Bernstein
Joel Bernstein	300,000	285,097	14,903

/s/ Bova Family Trust
Bova Family Trust	70,000	66,523	3,477

/s/ Coast to Coast Equity
Coast to Coast Equity	300,000	285,097	14,903

/s/ Debra Elenson
Debra Elenson	300,000	285,097	14,903

/s/ Peter Graftman
Peter Graftman	150,000	142,549	7,451

C. Michael Janowitz
C. Michael Janowitz	450,000	427,646	22,354

/s/ Anthony Joffe
Anthony Joffe	300,000	285,097	14,903

/s/ Anna Jordan
Anna Jordan	280,000	266,091	13,909

/s/ Robert E. Jordan
Robert E. Jordan	3,145,000	2,608,639	536,361

/s/ Wirt Maxy
Wirt Maxy	300,000	285,097	14,903

/s/ North Bay Capital
North Bay Capital	450,000	427,646	22,354

/s/ Franics A. Rebello
Francis A. Rebello	150,000	142,549	7,451

The Parties hereto have executed and delivered this Agreement of Share Purchase and Sale of Assets as of the date first above written.

Sellers	Total Stock	KCI buys	Shareholder Retains

/s/ Joseph Schweiger
Joseph Schweiger	150,000	142,549	7,451

/s/ Stephen Silberman
Stephen Silberman	70,000	66,523	3,477

Robert M. Snibbe
Robert M. Snibbe	170,000	161,555	8,445

/s/ Robert K. Whitt
Robert K. Whitt	450,000	427,646	22,354

EXHIBIT A

Schedule of Definitions

As used in this Agreement, the terms identified on this Exhibit A shall have the meanings indicated, unless a different and common meaning of the term is clearly indicated by the context, and variants and derivatives of the following terms shall have correlative meanings.  To the extent that certain of the definitions set forth below suggest, indicate or express agreements between or among parties to this Agreement, or contain representations or warranties or covenants of a party, the parties agree to the same by execution of this Agreement.  The parties to this agreement agree that agreements, representations, warranties, and covenants expressed in any part or provision of this Agreement shall for all purposes of this Agreement be treated in the same manner as other such agreements, representations, warranties, and covenants contained elsewhere in this Agreement, and the Article or Section of this Agreement within which such an agreement, representation, warranty, or covenant appears shall have no separate meaning or effect on the same.

Acquired Assets:  The assets of KCI being acquired by Dixie pursuant to the terms hereof, as identified on Exhibit B hereto, and all other assets of KCI, tangible or intangible (including contractual, warranty, and other rights), the use or value of which is inextricably linked to the assets so identified, or which relate to or arise out of transactions of KCI involving the assets so identified.

Affiliate:  When used with respect to a person, an “affiliate” of that person is a person Controlling, Controlled by, or under common control with that person.

Assumed Liabilities:  The Liabilities of KCI being assumed by Dixie pursuant to this Agreement, as specifically identified in Exhibit E to this Agreement, and no other liabilities of KCI.

Business:  KCI builds and operates a growing, multi-brand chain of fast casual restaurants, currently under two franchise brands: Capriotti’s Sandwich Shops and Papa John’s (Papa John’s International: NASDAQ:PZZA).  Headquartered in Las Vegas, Nevada and incorporated in 2004, KCI currently:

•	operates 11 franchised Capriotti’s Sandwich Shops in: Clark County, Nevada; Dallas/Fort Worth; Texas and four counties in Southern California and

•	has seven additional Capriotti’s locations in development.

KCI currently has exclusive development areas for Capriotti’s in all of Dallas/Fort Worth and its Southern California markets, and also has the exclusive rights to develop Papa John’s in trade areas stretching from Fresno to north of Sacramento, California

Control:  Generally, the power to direct the management or affairs of an entity.

Exhibit A - 1

Exchange Act:  The Securities Exchange Act of 1934, as amended to the date as of which any reference thereto is relevant under this Agreement, including any substitute or replacement statute adopted in place or in lieu therefor.

Governmental Entity:  Any court or tribunal or administrative, governmental or regulatory body, agency or authority.

KCI Financial Statements:  Shall have the meaning as defined in Section 2.15(a).

“Laws” shall refer to any laws, rules or regulations of any federal, state or local government or any governmental or quasi-governmental agency, bureau, commission, instrumentality or judicial body (including, without limitation, any federal or state securities law, regulation, rule or administrative order).

Liabilities:  At any point in time (the Determination Time), the obligations of a person or entity, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time, but not including obligations accruing or payable after the Determination Time to the extent (but only to the extent) that such obligations (1) arise under previously existing agreements for services, benefits, or other considerations, and (2) accrue or become payable with respect to services, benefits, or other considerations received by the person or entity after the Determination Time.

Lien:  With respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

Proprietary Rights:  Trade Secrets, copyrights, patents, trademarks, service marks, customer lists, and all other similar types of intangible property developed, created or owned by KCI, or used by KCI in connection with its business, whether or not the same are entitled to legal protection.

Taxes: include all forms of taxation, whenever created or imposed, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

Tax Return: means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Exhibit A - 2

EXHIBIT B

List of Acquired Assets

[NTD:  KCI HAS PROVIDED A SCHEDULE OF ASSETS TO BE SOLD TO DIXIE]

Exhibit B - 1

EXHIBIT C

Bill of Sale and Assignment and Assumption Agreement

[NTD:  GT TO PROVIDE SEPARATELY PRIOR TO CLOSING]

Exhibit C - 1

EXHIBIT D

Assumed Liabilities

[NTD:  KCI HAS PROVIDED A LIST OF SCHEDULE OF ASSUMED LIABILITIES]

Exhibit D - 1

EXHIBIT E

[reserved]

Exhibit E - 1

EXHIBIT F

List of Sellers

The Parties hereto have executed and delivered this Agreement of Share Purchase and Sale of Assets as of the date first above written.

Sellers	Total Stock	KCI buys	Shareholder Retains

Joel Bernstein	300,000	285,097	14,903

Bova Family Trust	70,000	66,523	3,477

Coast to Coast Equity	300,000	285,097	14,903

Debra Elenson	300,000	285,097	14,903

Peter Graftman	150,000	142,549	7,451

C. Michael Janowitz	450,000	427,646	22,354

Anthony Joffe	300,000	285,097	14,903

Anna Jordan	280,000	266,091	13,909

Robert E. Jordan	3,145,000	2,608,639	536,361

Wirt Maxy	300,000	285,097	14,903

North Bay Capital	450,000	427,646	22,354

Francis A. Rebello	150,000	142,549	7,451

Exhibit F - 1

The Parties hereto have executed and delivered this Agreement of Share Purchase and Sale of Assets as of the date first above written.

Sellers	Total Stock	KCI buys	Shareholder Retains

Joseph Schweiger	150,000	142,549	7,451

Stephen Silberman	70,000	66,523	3,477

Robert M. Snibbe	170,000	161,555	8,445

Robert K. Whitt	450,000	427,646	22,354

Exhibit F - 2

EXHIBIT G

Terms and Conditions of Escrow

[NTD:  PLEASE PROVIDE FOR OUR REVIEW]

Exhibit G - 1

SCHEDULE 1

KCI Disclosure Letter to Dixie

[See attached]

Schedule 1 - 1

SCHEDULE 2

Dixie Disclosure Letter

[NTD:  DIXIE TO PREPARE AND PROVIDE BASED ON ANY EXCEPTIONS TO ITS REPS AND WARRANTIES IN THIS AGREEMENT]

Schedule 2 - 1

SCHEDULE 3

KCI Disclosure Letter to the Sellers

[NONE AS OF THIS DATE. KCI TO PREPARE AND PROVIDE PRIOR TO CLOSING IF ANY EXCEPTIONS TO ITS REPS AND WARRANTIES IN THIS AGREEMENT]

Schedule 3 - 1